Jason Industries to Hold Annual Meeting of Stockholders on May 20

MILWAUKEE - January 20, 2015 -- Jason Industries, Inc. (NASDAQ:JASN, JASNW) (the “Company” or “Jason”), parent company to a global family of manufacturing leaders in the seating, finishing, automotive acoustics and components markets, today announced that the Company will hold its Annual Meeting of Stockholders on Wednesday, May 20, 2015 at 10:00 a.m. CDT. The Annual Meeting will be a virtual meeting during which the stockholders will be able to participate, vote and submit questions.

A live audio webcast of the meeting will be available on Jason’s investor relations website at http://investors.jasoninc.com. An archive of the webcast will be available on the website for at least 12 months. The Company will provide further information regarding the Annual Meeting in its proxy materials.

About Jason Industries
Jason Industries, Inc. is the parent company to a global family of manufacturing leaders within the seating, finishing, components and automotive acoustics markets, including Assembled Products (Buffalo Grove, Ill.), Janesville Acoustics (Southfield, Mich.), Metalex (Libertyville, Ill.), Milsco (Milwaukee, Wis.), Osborn (Richmond, Ind. and Burgwald, Germany) and Sealeze (Richmond, Va.). All Jason companies utilize the Jason Business System, a collaborative manufacturing strategy applicable to a diverse group of companies that includes business principles and processes to ensure best-in-class results and collective strength. Headquartered in Milwaukee, Wis., Jason employs more than 4,000 individuals in 15 countries.

Contact Information

Investor Relations
Richard Zubek
investors@jasoninc.com
414.277.2007